WAIVER AND INDEMNITY AGREEMENT

Agreement made this 30th day of January 2009 by and among Panel Intelligence, LLC a Delaware limited liability company (“Surviving Entity”), MCF Corporation, a Delaware corporation (“MCF”), the former stockholders of MedPanel, Inc. who are signatories hereto and William Febbo, as representative of the Stockholders of MedPanel who are not signatories hereto  (“Febbo”).

WHEREAS, through a series of transactions MedPanel Inc., a Delaware corporation (“MedPanel”), merged with Surviving Entity pursuant to that certain Agreement and Plan of Merger dated as of November 6, 2006 (“Merger Agreement”) between MedPanel’s shareholders (“Stockholders”) and other parties, including MCF.

WHEREAS, pursuant to the Merger Agreement, the Stockholders of MedPanel received cash, shares of the common stock of MCF and certain contingent rights to receive (i) “Incentive Consideration” pursuant to Section 2.7.2 of the Merger Agreement if the Surviving Entity’s cumulative revenue and EBITDA were in excess of a threshold amount determined on January 1, 2010 (“Threshold”) or alternatively, (ii) consideration pursuant to Section 2.7.3 of the Merger Agreement in connection with a “Change of Control” of MCF.

WHEREAS, it is extremely unlikely that the Threshold would be reached as of January 1, 2010.

WHEREAS, a former vendor of MedPanel has asserted claims against the Surviving Entity in the amount of 127,000 pounds sterling for which MCF and/or the Surviving Entity might seek reimbursement from such Stockholders (“Vendor Claim”).

WHEREAS, the IRS is currently auditing the accounts of MedPanel which could lead to a claim by MCF or the Surviving Entity against the Stockholders.

WHEREAS, Surviving Entity generated negative cash flow in 2008 and requires an investment by MCF of at least $100,000 within the next 30 days, and of at least $500,000 in 2009, in order to continue its operations.

WHEREAS, MCF is unable to continue to fund Surviving Entity’s operating deficits, and as a result, Surviving Entity will be required to cease operations.

WHEREAS,  Panel Intelligence LLC a Massachusetts limited liability company,  has entered into the Asset Purchase Agreement dated as of January 30, 2009 pursuant to which Buyer shall acquire all of Surviving Entity’s assets (“Asset Purchase Agreement”).

WHEREAS, as the sole member of Surviving Entity, MCF has determined that it is in its best interests to consent to Surviving Entity’s sale of substantially all of its assets to Buyer and thereafter to dissolve Surviving Entity and seek additional market capital from outside investors so as to enable MCF to remain in operation.

WHEREAS, William Febbo, in his capacity as Stockholder Representative, is authorized to act on behalf of the former Stockholders of MedPanel.

WHEREAS, the Stockholders and the Stockholder Representative acknowledge and agree that upon the sale of Surviving Entity’s assets to Buyer and the dissolution of Surviving Entity, the Incentive Consideration payment and/or the Change of Control payment, to which the Stockholders could theoretically become entitled in the future, shall terminate.

WHEREAS, the Stockholders and Stockholder Representative, acknowledge that notwithstanding the termination of the Incentive Consideration payment and/or the Change of Control payment, MCF may be unable to obtain additional market capital from outside investors so as to enable MCF to remain in operation unless it obtains their express waiver of any rights they may have in the future to the Incentive Consideration payment and/or Change of Control payment.

NOW, THEREFORE, with reference to the foregoing Recitals and in consideration of the mutual promises hereinafter set forth, it is agreed as follows:

1.
The Stockholders and the Stockholder Representative hereby waive unconditionally and without reservation any and all rights the Stockholders may have to the Incentive Consideration Amount and/or the Change of Control Amount (as more particularly described in the Merger Agreement.)

2.
MCF shall not seek any reimbursement or indemnification from the Stockholders and hereby release them from any and all liability to MCF or Surviving Entity with respect to the Vendor Claim and the IRS audit or any tax liabilities that arise in connection therewith.

The Parties, each intending to be legally bound by this Agreement, have executed this Agreement effective as of the first date identified in the first sentence of this Agreement

William J. Febbo, in his capacity as Stockholder Representative

William J. Febbo, Stockholder

John Thompson, Stockholder

Howard Brick, Stockholder

Wally Buch, Stockholder

MCF Corporation (nka Merriman Curhan Ford Group, Inc.)

BY:
Peter Coleman, Chief Financial Officer